Filed pursuant to Rule 433

Registration No. 333—141218

March 26, 2007

Pricing Details on BHP Billiton Senior 5.125% Fixed Rate Notes due March 29, 2012

Issuer:	BHP Billiton Finance (USA) Limited

Size:	$625,000,000

Coupon:	5.125%

Maturity:	March 29, 2012

Price to public:	99.974% of face amount

Yield	5.131%

Spread:	0.65%

Treasury Spot:	100-20 (4.481%)

Proceeds (before expenses) to Issuer	$624,837,500

Interest Payment Dates:	March 29 and September 29, commencing September 29, 2007

Day Count Convention:	30/360

Trade Date;	March 26, 2007

Settlement Date:	March 29, 2007 (T+3)

Denominations:	$2,000 x $1,000

CUSIP:	055451AD0

Joint Bookrunners:	Banc of America Securities LLC Tel : toll free 1-800-294-1322 J.P.Morgan Securities Inc. Tel: collect 212 834-4533

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities toll free at 1-800-294-1322 or J.P. Morgan Securities Inc. collect at 212 834-4533 .

Filed pursuant to Rule 433

Registration No. 333—141218

March 26, 2007

Pricing Details on BHP Billiton Senior 5.40% Fixed Rate Notes due March 29, 2017

Issuer:	BHP Billiton Finance (USA) Limited

Size:	$750,000,000

Coupon:	5.40%

Maturity:	March 29, 2017

Price to public:	99.687% of face amount

Yield	5.441%

Spread:	0.85%

Treasury Spot:	100-8+ (4.591%)

Proceeds (before expenses) to Issuer	$747,652,500

Interest Payment Dates:	March 29 and September 29, commencing September 29 , 2007

Day Count Convention:	30/360

Trade Date;	March 26, 2007

Settlement Date:	March 29, 2007 (T+3)

Denominations:	$2,000 x $1,000

CUSIP:	055451AF5

Joint Bookrunners:	Banc of America Securities LLC Tel : toll free 1-800-294-1322 J.P.Morgan Securities Inc. Tel: collect 212 834-4533

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities toll free at 1-800-294-1322 or J.P. Morgan Securities Inc. collect at 212 834-4533 .

Filed pursuant to Rule 433

Registration No. 333—141218

March 26, 2007

Pricing Details on BHP Billiton Senior Floating Rate Notes due March 27, 2009

Issuer:	BHP Billiton Finance (USA) Limited

Size:	$875,000,000

Maturity:	March 27, 2009

Coupon:	3 Month LIBOR Telerate plus 0.03%

Price to Public:	100% of face amount

Proceeds (Before Expenses) to Issuer:	$875,000,000

Interest Payment and Reset Dates:	March 27, June 27, September 27 and December 27, commencing June 27, 2007

Day Count Convention;	Actual/360

Trade Date:	March 26, 2007

Settlement Date:	March 29, 2007 (T+3)

Denominations:	$2,000 x $1,000

CUSIP:	055451AE8

Joint Bookrunners:	Banc of America Securities LLC Tel: toll free 1-800-294-1322 J.P.Morgan Securities Inc. Tel: collect 212 834-4533

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities toll free at 1-800-294-1322 or J.P. Morgan Securities Inc. collect at 212 834-4533